Exhibit 10(c)


                   1994 SHAREHOLDER VALUE INCENTIVE PLAN

                            ALBERTO-CULVER COMPANY

I.  GENERAL


1.1  Purpose of the SVIP

The 1994 Shareholder Value Incentive Plan ("SVIP") of the Alberto-Culver Company ("Company") is intended to advance the best interests of the Company by providing key salaried employees who have substantial responsibility for corporate management and growth with additional incentives through the grant of awards based upon Total Shareholder Return as defined in Section 1.2(i), thereby: (1) more closely linking the interests of key salaried employees with shareholders, (2) increasing the personal stake of such key salaried employees in the continued success and growth of the Company, and (3) encouraging them to remain in the employ of the Company.

1.2  Definitions

The following definitions apply with respect to the SVIP:

(a) "Committee" shall mean the Compensation Committee of the Board of Directors of the Alberto-Culver Company, consisting of at least two outside directors, as that term is defined in Section 162(m) of the Internal Revenue Code of 1986 and the rules and regulations thereunder.

(b) "Common Stock" shall mean the Class A common stock of the Company, $.22 par value.

(c) "Disability" shall have the meaning provided in the Company's applicable disability plan or, in the absence of such a definition, when a Participant becomes totally disabled as determined by a physician mutually acceptable to the Participant and the Committee before attaining his or her 65th birthday and if such total disability continues for more than three months.
Disability does not include any condition which is intentionally self-inflicted or caused by illegal acts of the Participant.

(d)"Participant" shall have the meaning assigned to it in Section 1.4.

(e) "Performance Period" shall mean any three consecutive fiscal years as set forth in the Participant's Performance Unit Agreement.

(f)   "Performance Unit" shall have the meaning assigned to it in
 Section 2.1(a).

(g) "Performance Unit Agreement" shall have the meaning assigned to it in Section 2.1(b).

(h) "Retirement" shall have the meaning provided in the Company's Employees' Profit Sharing Plan or, in the absence of such a definition, the first day of the month following the month in which the Participant attains his or her 65th birthday.

(i) "Total Shareholder Return" or "TSR" means the percentage by which the ending per share price of the Common Stock (determined as the average closing price for the ten trading days prior to and including the last date of the applicable Performance Period), as adjusted for any stock split or other recapitalization, plus reinvested dividends, exceeds the beginning per share price of the Common Stock (determined as the average closing price for the ten trading days prior to and including the first date of the applicable Performance Period).

1.3  Administration of the SVIP

The SVIP shall be administered by the  Committee.   The Committee  shall have
full and final authority in its discretion to interpret conclusively the provisions of the SVIP, to adopt such rules and regulations for carrying out the SVIP and to make all other determinations necessary or advisable for the administration of the SVIP.

The Committee shall meet at least once each fiscal year, and at such additional times as it may determine to designate the eligible employees, if any, to be granted Performance Units under the SVIP, the amount of such Performance Units and the time when Performance Units will be granted. All Performance Units granted under the SVIP shall be on the terms and subject to the conditions hereinafter provided.

1.4  Eligible Participants

Key salaried employees of the Company and its subsidiaries shall be eligible to participate in the SVIP (any employee receiving a Performance Unit under the SVIP hereinafter referred to as a "Participant").

1.5  Limitation on Grants

The maximum amount payable under the SVIP to a single Participant may not exceed $2.5 million per fiscal year of the Company.


II.  PERFORMANCE UNITS

2.1  Terms and Conditions of Grants

(a) Performance Units may be granted to Participants prior to or within the first ninety (90) days following the beginning of a Performance Period. Each Performance Unit shall have a value determined by the Committee at the time of the grant. Initially each Performance Unit shall have a value set at $1,000. Each Participant shall be eligible to receive a cash award payable following the end of a Performance Period if the Common Stock of the Company has met the objectives established by the Committee, as set forth below.

(b) At the time Performance Units are granted to Participants, the Committee shall establish objectives based on the percentile rank of the Common Stock of the Company measured by Total Shareholder Return among
the companies comprising the  Standard & Poor's 500  ("S&P 500").   In
addition, the Committee shall establish a matrix to determine the cash awards payable to Participants upon attainment of these objectives. Within 90 days following the beginning of a Performance Period, each Participant shall receive an agreement which shall set forth the Performance Period, the number of Performance Units granted and the objectives and matrix established by the Committee (hereinafter referred to as a "Performance
Unit Agreement").

(c) No cash award will be payable if the Company's TSR as a percentile among the S&P 500 companies is less than the 50th percentile, and the maximum cash award payable is 300% of the target cash award. If the TSR as a percentile among the S&P 500 companies or an equivalent group of peer companies is not specifically shown in the matrix established by the Committee and set forth in the Performance Unit Agreement, the Committee shall interpolate between the amounts shown.

(d) At the end of each Performance Period, the Common Stock of the Company will be ranked based on Total Shareholder Return among the companies
comprising the S&P 500.   The Committee shall certify the Company's ranking
and the attainment of the objectives established by the Committee
for each Performance Period.   No cash award may be paid under this SVIP
until the Committee has made such certification.

2.2  Payment

Cash awards approved by the Committee will be distributed on or before the 15th day of the third month following the end of the Performance Period.

2.3  Termination of Employment

(a) If a Participant's employment is terminated prior to the end of a Performance Period because of death, Retirement or Disability, the extent to which a Performance Unit shall be deemed to have been earned and payable shall be determined by multiplying (1) the cash value of the Performance
Unit as calculated in accordance with the matrix established by the Committee and set forth in the Performance Unit Agreement by (b) a fraction, the numerator of which is the number of full calendar months such Participant was employed during the Performance Period and the denominator of which is the total number of full calendar months in the Performance Period.

(b) If a Participant's employment terminates for any reason other than because of death, Retirement or Disability, or a Change in Control
(as defined in Section 3.8), the Performance Unit and any and all rights to payment under such Performance Unit shall be immediately canceled and the Performance Unit Agreement with such terminated Participant shall be null and void.


III.  ADDITIONAL PROVISIONS

3.1  Nature of Participant's Interests

A Participant s benefits under the SVIP shall at all times be reflected on the Company's books and records as a general, unsecured and unfunded obligation of the Company, and the SVIP shall not give any person any right or security interest in any asset of the Company nor shall it imply a trust or segregation of assets by the Company.

3.2  Amendments

The Committee may amend the SVIP from time to time, as it deems advisable and in the best interests of the Company, provided that no such amendment will adversely affect or impair previously issued grants.

3.3  Withholding

The Company shall have the right to deduct from any distribution of cash to any Participant an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld with respect to any grant or distribution under the SVIP.

3.4  Nonassignability

(a) Except as expressly provided in the SVIP, the rights of a Participant and any awards under the SVIP may not be assigned or transferred except by will and the laws of descent and distribution.

(b) A Participant may from time to time name in writing any person or persons to whom his or her benefit is to be paid if he or she dies before complete payment of such benefit has occurred. Each such beneficiary designation will revoke all prior designations by the Participant with respect to the SVIP, shall not require the consent of any previously named beneficiary, shall be in a form prescribed by the Committee, and will be effective only when filed with the Committee in care of the Secretary of the Company during the Participant's lifetime.

(c) If the Participant fails to designate a beneficiary before his or her death, as provided above, or if the beneficiary designated by the Participant dies before the date of the Participant's death or before complete payment of the Participant's benefit has occurred, the Company may pay the remaining unpaid portion of the Participant's benefit to the legal representative or representatives of the estate of the Participant.

3.5  Nonuniform Determinations

Determinations by the Committee under the SVIP regarding determinations of the persons to receive grants, the form, amount and timing of such grants, and the terms and provisions of such grants and the agreements evidencing the same need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, grants under the SVIP, whether or not such persons are similarly situated.

3.6  No Guarantee of Employment

Neither grants under the SVIP nor any action taken pursuant to the SVIP shall constitute or be evidence of any agreement or understanding, express or implied, that the Company or its subsidiaries shall retain the Participant for any period of time or at any particular rate of compensation.

3.7  Effective Date; Duration

The SVIP shall become effective as of October 1, 1994 subject to approval
by stockholders.   The Committee will have the authority to terminate the
SVIP at any time. Termination of the SVIP will have no impact on Performance Units granted prior to the SVIP termination date.

3.8  Change in Control

Notwithstanding anything herein to the contrary, if a Change in Control of the Company occurs or if the Committee determines in its sole discretion that a Change in Control has occurred, then all Performance Units shall become fully payable at the TSR Percentile Rank of the Company calculated using the TSR of the Company as of the date of the Change in Control as compared to the TSR among the S&P 500 Companies or equivalent group of peer companies as of the last quarterly period for which such TSR information is available.

For the purposes of the SVIP, a Change in Control of the Company shall be deemed to have occurred upon the earliest of the following events:

(a) when the Company acquires actual knowledge that any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than any such person who is the beneficial owner of 35% or more of the Common Stock or Class B common stock as of the effective date of the SVIP, becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then-outstanding securities;

(b) upon the first purchase of Common Stock or Class B common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company); or

(c) upon the approval by the Company's shareholders of (i) a merger or consolidation of the Company with or into another corporation (other than a merger or consolidation in which the Company is the surviving corporation and which does not result in any capital reorganization or reclassification or other change in the Company's then-outstanding shares of Common Stock),
(ii) a sale or disposition of all or substantially all of the Company's assets or (iii) a plan of liquidation or dissolution of the Company;

      3.9 Stockholder Approval. The SVIP shall be submitted to stockholders of the Company for their approval and adoption at the annual meeting of stockholders to be held January 26, 1995, or any adjournment thereof. No cash award shall be payable hereunder unless and until the SVIP has been so approved and adopted. Thereafter, the SVIP shall be resubmitted to the stockholders for approval and adoption every five years.